Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the StackEngine, Inc. 2014 Equity Incentive Plan, as Amended and Restated on December 14, 2015 and the StackEngine, Inc. Restricted Stock Purchase Agreements of our reports dated June 25, 2015, with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

December 18, 2015